EXHIBIT 99.3
TENNECO COMMENCES TENDER OFFER AND CONSENT SOLICITATION
FOR ITS 8 5/8% SENIOR SUBORDINATED NOTES DUE 2014
Lake Forest, Illinois, December 9, 2010 — Tenneco Inc. (NYSE: TEN) today announced that it has commenced a cash tender offer for any and all of its outstanding $500 million 8 5/8% senior subordinated notes due 2014 and a solicitation of consents to certain proposed amendments to the indenture governing the notes. The proposed amendments would eliminate substantially all of the restrictive covenants and certain event of default provisions in the indenture governing the notes and reduce the minimum notice period required to effect a call for redemption from 30 to 5 days. Tenneco expects to purchase the senior subordinated notes utilizing the net cash proceeds from its concurrently announced offering of senior notes securities, together with cash on hand and available liquidity.
The consent solicitation is scheduled to expire at 5:00 p.m., New York City time, on December 22, 2010, unless extended or earlier terminated. The tender offer is scheduled to expire at 8:00 a.m., New York City time, on January 6, 2011, unless extended or earlier terminated.
Holders who validly tender their notes and provide their consents to the proposed amendments to the indenture governing the notes before 5:00 p.m., New York City time, on December 22, 2010, unless extended, will be eligible to receive $1,032.50 for each $1,000 principal amount of notes not validly withdrawn (which includes a consent payment of $30.00 per $1,000 principal amount of notes). During the consent solicitation period, holders may not tender their notes without delivering consents or deliver consents without tendering their notes. No consent payments will be made in respect of notes tendered after the expiration of the consent solicitation.
Holders who validly tender their notes after the expiration of the consent solicitation and before 8:00 a.m., New York City time, on January 6, 2011, unless extended, will be eligible to receive $1,002.50 for each $1,000 principal amount of notes not validly withdrawn.
Holders whose notes are purchased in the tender offer will also receive accrued and unpaid interest from the most recent interest payment date on the notes up to, but not including, the applicable payment date. Holders who validly tender their notes before the expiration of the consent solicitation will be eligible to receive payment on the initial payment date, which is expected to be on or about December 23, 2010. Holders tendering after the expiration of the consent solicitation and prior to the expiration of the tender offer will be eligible to receive payment on the final payment date, which is expected to be on or about January 7, 2011.
Tendered notes may be withdrawn and consents may be revoked before 5:00 p.m., New York City time, on December 22, 2010, unless extended by the Company and except in limited circumstances. Any extension, delay, termination or amendment of the tender offer will be followed as promptly as practicable by a public announcement thereof.
The tender offer is subject to the satisfaction of certain conditions, including: (1) receipt of consents to the amendments of the indenture governing the notes from holders of a majority in principal amount of the outstanding notes and execution of a supplemental indenture effecting the proposed amendments, (2) a financing condition and (3) certain other customary conditions.

The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated December 9, 2010, copies of which may be obtained from Global Bondholder Services Corporation, the depositary and information agent for the tender offer, at (212) 430-3774.
Tenneco has engaged BofA Merrill Lynch to act as the exclusive dealer manager and solicitation agent in connection with the tender offer. Questions regarding the terms of the tender offer may be directed to BofA Merrill Lynch, Debt Advisory Services, at (888) 292-0070 (US toll-free) and (980) 388-9217 (collect).
This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement dated December 9, 2010.
Company Information and Forward Looking Statements
Tenneco is a $4.6 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker®, Gillet™ and Clevite®Elastomer brand names.
The disclosures herein include statements that are “forward looking” within the meaning of federal securities law concerning Tenneco’s tender offer and consent solicitation. Tenneco’s ability to complete such transaction will depend upon prevailing market conditions and other factors. The forward-looking statements are subject to these and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.
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Contacts:
Linae Golla	Jane Ostrander
Investor inquiries	Media inquiries
847 482-5162	847 482-5607
lgolla@tenneco.com	jostrander@tenneco.com